Exhibit 99.1

On November 27, 2007, William P. Lauder ("WPL") sold 208,182 shares of Class A Common Stock at an average sale price of $42.446. The information regarding the shares sold that day at each price per share appears in the two columns below:

 1,600 $42.00
   100 $42.01
   900 $42.21
 1,000 $42.23
 2,100 $42.24
 2,750 $42.25
 6,900 $42.26
 3,200 $42.27
 2,600 $42.28
 2,200 $42.29
 2,200 $42.30
 1,550 $42.31
 1,200 $42.32
 1,410 $42.33
   790 $42.34
13,941 $42.35
13,600 $42.36
 4,959 $42.37
 5,400 $42.38
 8,200 $42.39
21,400 $42.40
 8,606 $42.41
 3,362 $42.42
 7,356 $42.43
 7,844 $42.44
 6,500 $42.45
 5,273 $42.46
 4,500 $42.47
   800 $42.48
 1,100 $42.49
 6,600 $42.50
 2,700 $42.51
 1,927 $42.52
 1,900 $42.53
 6,300 $42.54
 4,414 $42.55
 3,200 $42.56
 5,200 $42.57
 4,400 $42.58
 2,550 $42.59
 3,769 $42.60
 3,981 $42.61
   800 $42.62
 1,200 $42.63
 2,175 $42.64
 1,500 $42.65
 1,825 $42.66
   100 $42.67
   100 $42.68
   750 $42.71
    50 $42.72
   700 $42.79
   400 $42.80
   400 $42.81
   700 $42.82
 1,500 $42.83
   700 $42.84
   500 $42.85
   200 $42.86
   500 $42.87
 1,000 $42.88
   200 $42.89
 1,900 $42.90
   100 $42.91
   600 $42.92

After the transactions described in the table, the amounts of Class A Common Stock and Class B Common Stock beneficially owned by WPL include (i) 242,365 shares of Class A Common Stock and
3,262,800 shares of Class B Common Stock held directly,(ii) 5,234 shares of Class A Common Stock and 22,870 shares of Class B
Common Stock, held indirectly by his children, (iii) 245,621 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock held indirectly as trustee of the WPL GRAT Remainder Trust, and
(iv) 245,621 shares of Class A Common Stock and 1,343,846 shares of Class B Common stock held indirectly as trustee of the GML GRAT Remainder Trust. WPL disclaims beneficial ownership of the shares owned by his children and the shares in clauses (iii) and (iv) to the extent he does not have a pecuniary interest in such securities.